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                                                                      EXHIBIT 11

CONSENT OF INDEPENDENT AUDITORS

Lord Abbett Investment Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 23 to Registration Statement No. 33-68090 of our reports dated January 8, 1999 for Lord Abbett U.S. Government Securities Series, Lord Abbett Limited Duration U.S. Government Securities Series, Lord Abbett Balanced Series and Lord Abbett Core Fixed Income Series appearing in the Annual Reports to Shareholders for the year ended November 30, 1998, and to the references to us under the caption 'Financial Highlights' in the Prospectus and under the captions 'Investment Advisory and Other Services' and 'Financial Statements' appearing in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
March 26, 1999


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